Exhibit 4.6

NOTICE AND MANAGEMENT INFORMATION CIRCULAR

FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 27, 2017

TAKE ACTION AND VOTE TODAY

The special meeting will be held at 10:00 a.m. (Vancouver time) on Monday, March 27, 2017 at 1100-355 Burrard Street, Vancouver, British Columbia.

Please read this document and the accompanying materials carefully. These materials are important and require your immediate attention. If you have any questions about these materials or the matters to which they refer, please contact our proxy solicitation agent, Laurel Hill Advisory Group, by telephone at 1-877-452-7184 toll free in North America, 1-416-304-0211 for collect calls outside of North America or by email at assistance@laurelhill.com.

FEBRUARY 17, 2017

Letter to Shareholders

February 17, 2017

Dear Fellow Shareholders,

We are pleased to invite you to attend a special meeting of the shareholders (the “Meeting”) of Lithium Americas Corp. ( “LAC” or the “Company”) to be held on March 27, 2017. At the Meeting, shareholders are being asked to vote on a private placement with BCP Innovation Pte Ltd. (“BCPI”) pursuant an investment agreement (the “BCPI Investment Agreement”) for funding to advance the construction of LAC’s 50% owned Cauchari-Olaroz lithium project in Jujuy, Argentina (the “Cauchari Project”).

BCPI Private Placement

On January 19, 2017, LAC and BCPI entered into the BCPI Investment Agreement. Pursuant to the terms thereof:

(a)

LAC has agreed to issue and sell to BCPI and BCPI has agreed to purchase by way of private placement, 50,000,000 common shares of LAC at a purchase price of C$0.85 per common share (the “BCPI Private Placement”);

(b)	BCPI has agreed to provide a US$80 million project debt facility; and

(c)	BCPI will have a right to buy an agreed portion of the lithium carbonate production from the Cauchari Project (the “BCPI Offtake Entitlement”),

subject to the satisfaction of certain conditions set out therein (collectively, the “BCPI Investment Transaction”).

Further details of the Meeting and particulars of the BCPI Investment Agreement are set forth in the accompanying management information circular dated February 17, 2017 (the “Circular”). We encourage you to read this information carefully and to exercise your vote today.

Reasons

The BCPI Private Placement was negotiated shortly after the Company negotiated the Ganfeng Investment Transaction (as defined in the Circular), which, together with the BCPI Investment Transaction, will, upon completion of both transactions, provide the Company with financing of approximately C$375,000,000 in the aggregate. The Board of Directors (the “Board”) and management of the Company believe that the completion of these transactions will be transformative for the Company, as it provides the foundation to fully transition LAC to the development and operational stage as an enterprise. The Board also believes that the terms of the transactions, including the BCPI Private Placement, are extremely compelling and will provide tremendous value to the Company and its shareholders. Set forth below are highlights of some of the benefits of the transactions:

•	The transactions will provide the financial strength for the Company to immediately initiate development of the Cauchari Project;

•	The transactions are expected to satisfy substantially all of LAC’s financial obligations for the development of stage one of the Cauchari Project, and thereby removes financing risk from the Company;

•	The shares to be issued in the transactions are at a modest discount to market price on the date of the agreements, respectively;

•	The transactions, in the aggregate, represent minimal dilution to the shareholders as a majority of the financing is provided as debt instead of equity; and

•

The transactions include the allocation of substantially all of LAC’s 50% share of off-take from stage one of the Cauchari Project at sale prices equal full market rates, which creates the prospect of a secure revenue stream from future operations.

Unanimous Board Recommendation

Following an extensive review and analysis of the BCPI Investment Transaction, the Board has unanimously determined that the BCPI Private Placement is in the best interests of LAC and recommends that shareholders vote FOR the BCPI Private Placement resolution to be considered at the Meeting.

All of LAC’s directors and executive officers and Geologic Resource Partners LLC holding, in the aggregate, 16.53% of the issued and outstanding common shares, have entered into voting agreements, pursuant to which they have agreed to vote their common shares in favour of the BCPI Private Placement resolution. In addition, Ganfeng (as defined in the Circular) has agreed to vote their common shares in favour of the BCPI Private Placement, and to execute a voting agreement regarding same, however, pursuant to the rules of the Toronto Stock Exchange, the BCPI Private Placement resolution must exclude votes attached to any common shares that Ganfeng purchases pursuant to the Ganfeng Private Placement (as defined in the Circular), which as at February 17, 2017 is 11,250,000 common shares.

Your vote is important to us.

Please vote your shares today FOR the BCPI Private Placement.

On behalf of the Board, I would like to thank all shareholders for their ongoing support as we continue to work towards growing the Company with the goal to provide shareholders with value. We look forward to receiving your support at the Meeting.

Yours very truly,

“Thomas Hodgson”

Thomas Hodgson
Chief Executive Officer and Director
Lithium Americas Corp.

The Board UNANIMOUSLY recommends that you vote FOR the BCPI Private Placement.

If you have any questions or require assistance with voting, please contact:

Laurel Hill Advisory Group

North American Toll-Free Number: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Email: assistance@laurelhill.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the “Meeting”) of Lithium Americas Corp. (the “Company” or “LAC”) will be held on Monday, March 27, 2017 at 10:00 a.m. (Vancouver time), at 1100 – 355 Burrard Street, Vancouver, British Columbia for the following purposes:

1.

to consider and, if deemed advisable, pass, with or without variation, an ordinary resolution, the full text of which is described under the heading “Particulars of Matters to be Acted Upon” of the Company’s management information circular (the “Circular”), authorizing the Company to issue 50,000,000 common shares of LAC (the “Common Shares”) at a price of C$0.85 per Common Share on a private placement basis pursuant to the terms of an investment agreement with BCP Innovation Pte Ltd.; and

2.	to transact such other business as may properly be put before the Meeting.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

The Board of Directors has fixed Friday, February 17, 2017 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. Only shareholders whose names have been entered in the register of shareholders as of the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting.

A registered shareholder who is unable to attend the Meeting in person and who wishes to ensure that such shareholder’s Common Shares will be voted at the Meeting is requested to complete, date and execute the enclosed form of proxy and deliver it to Computershare Investor Services Inc. (“Computershare”) in accordance with the instructions set out in the form of proxy and in the Circular. If a shareholder does not deliver a proxy to Computershare by 10:00 a.m. (Vancouver time) on Thursday, March 23, 2017 or 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment or postponement of the Meeting at which the proxy is to be used, then the shareholder will not be entitled to vote at the Meeting by proxy. Late proxies may be accepted or rejected by the Chairman of the Meeting by waving the deadline in his sole discretion.

Non-registered shareholders (beneficial owners) should complete and return the voting instruction form or proxy provided to them by their broker or other intermediary in accordance with the specific instructions, and by the deadline specified therein.

The Circular will be available on SEDAR at www.sedar.com.

1

If you have any questions with regard to the procedures for voting documentation, please contact our proxy solicitation agent, Laurel Hill Advisory Group by telephone at 1-877-452-7184 toll-free in North America,416-304-0211 for collect calls outside of North America or by email at assistance@laurelhill.com.

DATED at Vancouver, British Columbia, the 17th day of February, 2017.

ON BEHALF OF THE BOARD

“Thomas Hodgson”

Thomas Hodgson

Chief Executive Officer and Director

2

LITHIUM AMERICAS CORP.

1100 – 355 Burrard Street

Vancouver, British Columbia

V6C 2G8

MANAGEMENT INFORMATION CIRCULAR

GENERAL INFORMATION

Introduction

The information contained in this management information circular (the “Circular”) is given as of February 17, 2017, except where otherwise stated. Any references to “LAC” or the “Company” are to Lithium Americas Corp.

All dollar amounts are expressed in Canadian dollars (“C$” or “$”), or United States dollars (“US$”), as indicated.

This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Certain information in this Circular pertaining to BCPI and Ganfeng (each as defined below), including, but not limited to, such information under the headings “Particulars of the Matters to be Acted Upon – BCPI Private Placement – BCPI Investment Agreement” and “Particulars of the Matters to be Acted Upon – BCPI Private Placement – Ganfeng Investment Agreement” has been furnished by BCPI and Ganfeng, respectively, or is derived from BCPI’s and Ganfeng’s publicly available documents, respectively. Although the Company does not have any knowledge that would indicate that such information is untrue or incomplete, neither the Company nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, or for the failure by BCPI and Ganfeng to disclose events or information that may affect the completeness or accuracy of such information.

Cautionary Note Regarding Forward-Looking Information and Forward-Looking Statements

This Circular contains “forward-looking information” within the meaning of applicable Canadian securities legislation, and “forward-looking statements” within the meaning of applicable United States securities legislation (collectively referred to as “forward-looking information”). All statements, other than statements of historical fact, may be forward-looking information. Forward looking information can be identified by the use of statements that include words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “propose”, “potential”, “targeting”, “scheduled”, “implementing”, “intend”, “could”, “might”, “should”, “believe” and similar words or expressions. Information provided in this Circular is necessarily summarized and may not contain all available material information. Forward-looking information reflects current estimates, beliefs and assumptions, which are based on LAC’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. LAC’s estimates, beliefs and assumptions are inherently subject to significant business, economic,

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. LAC can give no assurance that such estimates, beliefs and assumptions will prove to be correct.

Forward-looking information in this Circular includes, but is not limited to: the timing and completion of the BCPI Investment Transaction (as defined below) and the Ganfeng Investment Transaction (as defined below); the ability of the parties to settle definitive agreements for the BCPI Offtake Entitlement, the BCPI Project Debt Facility, the Ganfeng Offtake Entitlement and the Ganfeng Project Debt Facility (each as defined below); approval of the BCPI Private Placement by the shareholders of the Company; Toronto Stock Exchange (“TSX”) approval of the Private Placements (as defined below); timing, completion and results of development studies on the Cauchari Project; development of the Cauchari Project; anticipated benefits of the BCPI Investment Transaction and the Ganfeng Investment Transaction; timing of appointment of the BCPI nominee to the Board (as defined below); the Company’s financial obligations in respect of the Cauchari Project; and the revenue stream from future operations.

Forward-looking information expresses, as at the date of this Circular, plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results. All such forward-looking information is based on certain assumptions, estimates, expectations, analyses and opinions made by management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Assumptions upon which such forward-looking information is based include, without limitation: that shareholders of LAC will approve the BCPI Private Placement; that TSX approval of the Private Placements will be obtained; that the parties will be able to settle definitive agreements for the BCPI Offtake Entitlement and the BCPI Project Debt Facility in accordance with the terms agreed to in the BCPI Investment Agreement (as defined below); that the parties will be able to settle definitive agreements for the Ganfeng Offtake Entitlement and the Ganfeng Project Debt Facility in accordance with the terms agreed to in the Ganfeng Investment Agreement (as defined below); that all other conditions to completion of the BCPI Investment Transaction and the Ganfeng Investment Transaction will be satisfied or waived; that the BCPI Investment Transaction and the Ganfeng Investment Transaction will be completed; that the Company will realize the anticipated benefits of the BCPI Investment Transaction and the Ganfeng Investment Transaction; that there will be no significant event occurring outside of the ordinary course of business of LAC; that there will be no material change in the legislative and regulatory environment; that there will be no significant impact of increasing competition; that current technological trends will continue in the foreseeable future; that there will be no significant change to the market prices of lithium and potash; that there will be no significant change in the costs of development and production; anticipated results of exploration and development activities; LAC’s ability to operate in a safe and effective manner; and the ability to obtain financing on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive.

LAC’s actual results, programs and financial position could differ materially from those anticipated in such forward-looking information as a result of numerous factors, risks and uncertainties, many of which are beyond LAC’s control. In particular, there can be no assurance that the BCPI Investment Transaction or the Ganfeng Investment Transaction will be completed and such transactions could be modified, restructured or terminated. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading “Risks Factors” in Lithium Americas’ most recently filed annual information form and other continuous disclosure filings. Readers are cautioned that the foregoing list of factors is not exhaustive. The Company does not intend, and expressly disclaims any obligation to, update or revise the forward-looking information contained in this Circular, except as required by law. Readers are cautioned not to place undue reliance on forward-looking information or statements.

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

THE MEETING AND SOLICITATION OF PROXIES AND VOTING AT THE MEETING

Solicitation of Proxies

This Circular is provided to the holders (“shareholders”) of common shares of LAC (“Common Shares”) by and on behalf of management of the Company in connection with the solicitation of proxies to be voted at the special meeting of the shareholders to be held on Monday, March 27, 2017 (the “Meeting”), at the time and place set out in the accompanying notice of meeting (the “Notice of Meeting”). The solicitation of proxies is being made by the Company for the purposes set forth in the Notice of Meeting.

Solicitation of proxies by management will be made primarily by mail but may also be in person, by telephone, email or other form of electronic communication by directors, officers or regular employees of LAC. Such persons will not receive any extra compensation for such activities. Laurel Hill Advisory Group (“Laurel Hill”) is acting as LAC’s proxy solicitation agent, for which it will be paid a fee of up to approximately C$35,000, plus reasonable out of pocket expenses. If you have any questions about the matters contained herein or how to exercise your voting rights, please contact Laurel Hill, toll-free in North America at 1-877-452-7184 or collect call outside North America at 416-304-0211 or by email at assistance@laurelhill.com.

In addition, LAC has agreed to pay brokers or other persons holding Common Shares in their own names, or in the names of nominees, for their reasonable expenses and disbursements in forwarding meeting materials to beneficial holders of Common Shares. The total cost of the solicitation will be borne directly by LAC.

Voting and Appointment of Proxyholders

Accompanying this Circular is a form of proxy (“Form of Proxy”) for use at the Meeting. If a registered shareholder cannot attend the meeting in person, they may vote by proxy in one of the following ways:

(a)	by mailing the signed Form of Proxy to Computershare Investor Services Inc. (“Computershare”), Proxy Department at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1;

(b)	by hand delivering the signed Form of Proxy to Computershare, Proxy Department at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1;

(c)	by facsimile to Computershare to (416) 263-9524 or 1-866-249-7775;

(d)	by using the internet at www.investorvote.com using the 15 digit control number located at the bottom of your Form of Proxy; or

(e)	by telephone at 1-866-732-VOTE (8683) (toll free within North America) or 1-312-588-4290 (outside North America).

Additionally, a shareholder entitled to vote at the Meeting may, by means of a proxy, appoint a proxyholder or one or more alternate proxyholders, who need not be shareholders, to attend and act at the Meeting for the shareholder and on the shareholder’s behalf.

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

The individual named in the enclosed Form of Proxy is a director and officer of the Company. A shareholder may appoint, as proxyholder or alternate proxyholder, a person or persons other than any of the persons designated in the enclosed Form of Proxy, and may do so either by inserting the name or names of such persons in the blank space provided in the enclosed Form of Proxy or by completing another proper Form of Proxy.

A shareholder forwarding the enclosed Form of Proxy may indicate the manner in which the proxyholder is to vote with respect to any specific item by checking the appropriate position. If the shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the position opposite the item is to be left blank. The Common Shares represented by the proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and, if the shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly.

An appointment of a proxyholder or alternate proxyholders will not be valid unless a Form of Proxy making the appointment, signed by the shareholder or by an attorney of the shareholder authorized in writing, is delivered to Computershare by mail or by hand to 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, by 10:00 a.m. (Vancouver time) on Thursday, March 23, 2017 or 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment or postponement of the Meeting at which the proxy is to be used. Additionally, shareholders may appoint a proxyholder via the Internet using the control number found on the Form of Proxy.

Revocation of Proxies

A shareholder who has given a proxy may revoke the proxy by:

(a)	signing a proxy with a later date and delivering it at the time and to the place noted above;

(b)	signing and dating a written notice of revocation and delivering it at the time and to the place noted above; or

(c)	attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

Exercise of Discretion

The person named in the enclosed Form of Proxy will vote or withhold from voting the Common Shares in respect of which they are appointed in accordance with the direction of the shareholders appointing him. If there is no direction by the shareholder in respect of a particular matter, such Common Shares will be voted in favour of such matter. The enclosed Form of Proxy confers discretionary authority upon the person named therein with respect to amendments or variations to matters identified or referred to in the Notice of Meeting and this Circular and with respect to any other matters which may properly come before the Meeting. As of the date of this Circular, the management of the Company knows of no such amendments, variations or other matters to come before the Meeting. However, if any such or other matters which are not now known to management should properly come

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

before the Meeting, the Common Shares will be voted on such matters in accordance with the best judgment of the person named in the Form of Proxy.

Votes Necessary to Pass Resolutions

The Company’s articles (the “Articles”) provide that the quorum for the transaction of business at the Meeting is at least two shareholders entitled to vote at the Meeting, whether appearing in person or by proxy, who hold Common Shares carrying, in the aggregate, not less than five percent (5%) of the issued Common Shares entitled to vote at the Meeting.

Pursuant to the Business Corporations Act (British Columbia) and the Articles, a simple majority of the votes cast by shareholders at the Meeting is required to pass an ordinary resolution. See also the heading “Particulars of Matters to be Acted Upon – BCPI Private Placement – Reason for Shareholder Approval” of this Circular, for a description of the TSX requirement to obtain shareholder approval of the BCPI Private Placement, including the votes that are required to be excluded from BCPI Private Placement Resolution (as defined below).

At the Meeting, shareholders will be asked to consider and pass, with or without variation, an ordinary resolution, the full text of which is described under the heading “Particulars of Matters to be Acted Upon” of this Circular, authorizing the Company to issue Common Shares in respect the BCPI Private Placement.

Voting by Non-Registered Holders

Only registered shareholders (“Registered Holders”) or the persons they appoint as their proxyholder are permitted to vote at the Meeting. Certain shareholders are “non-registered” shareholders (“Non-Registered Holders”) because the Common Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Common Shares. Common Shares beneficially owned by a Non-Registered Holder are registered either:

(a)

in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the Common Shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans); or

(b)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

Non-Registered Holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Company are referred to as non-objecting beneficial owners “NOBOs”. Those Non-Registered Holders who have objected to their Intermediary disclosing ownership information about themselves to the Company are referred to as objecting beneficial owners “OBOs”. The Meeting materials are being made available to both Registered Holders and Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting materials will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

a facsimile, stamped signature), which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Holder and must be completed, but not signed, by the Non-Registered Holder and deposited with Broadridge; or

(b)

more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.

Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management proxyholder named in the form and insert the Non-Registered Holder’s name in the blank space provided. Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the form of proxy or voting instruction form is to be delivered.

In any case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Common Shares which they beneficially own. Additionally, LAC may utilize Broadridge’s QuickVote TM service to assist shareholders with voting their Common Shares. NOBOs may be contacted by Laurel Hill to conveniently obtain a vote directly over the phone.

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

A Non-Registered Holder may revoke a form of proxy or voting instruction form given to an Intermediary by contacting the Intermediary through which the Non-Registered Holder’s Common Shares are held and following the instructions of the Intermediary respecting the revocation of proxies. In order to ensure that an Intermediary acts upon a revocation of a form of proxy or voting instruction form, the written notice should be received by the Intermediary well in advance of the Meeting.

Voting Securities and Principal Holders of Voting Securities

The Company’s authorized capital consists of an unlimited number of Common Shares without par value. As of February 17, 2017, the Company had 315,063,105 fully paid and non-assessable Common Shares issued and outstanding, each carrying the right to one vote.

A holder of record of one or more Common Shares on the Record Date who either attends the Meeting personally or deposits a proxy in the manner and subject to the provisions described above will be entitled to vote or to have such Common Share or Common Shares voted at the Meeting except to the extent that:

(a)	the shareholder has transferred the ownership of any such Common Share after the Record Date; and

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

(b)

the transferee produces a properly endorsed share certificate for, or otherwise establishes ownership of, any of the transferred Common Shares and makes a demand to Computershare no later than 10 days before the Meeting that the transferee’s name be included in the list of shareholders in respect thereof.

To the knowledge of the directors and executive officers of the Company no person or company beneficially owns, directly or indirectly, or exercises control or direction over, directly or indirectly, 10% or more of the issued and outstanding Common Shares, other than as set forth below:

Name of Shareholder	Number of Common Shares Owned(1)(3)	Percentage of Outstanding Common Shares(2)
Geologic Resource Partners LLC	32,019,305	10.16%

Notes:

(1)	As at February 17, 2017.
(2)	Based on 315,063,105 Common Shares issued and outstanding as of February 17, 2017.
(3)

These numbers are derived solely from public filings made by this shareholder on the System for Electronic Disclosure by Insiders (SEDI). This number does not include convertible securities held by the shareholder.

As at February 17, 2017, the total number of Common Shares owned or controlled by senior officers and the directors of the Company and their respective associates or affiliates was 52,093,056 Common Shares, representing 16.53% of the total issued and outstanding Common Shares.

PARTICULARS OF MATTERS TO BE ACTED UPON

BCPI Private Placement

BCPI Investment Agreement

On January 19, 2017, LAC and BCP Innovation Pte Ltd. (“BCPI”) entered into an investment agreement (the “BCPI Investment Agreement”) for funding to advance the construction of the Company’s 50% owned Cauchari-Olaroz lithium project in Jujuy, Argentina (the “Cauchari Project”). Pursuant to the terms thereof:

(a)

LAC has agreed to issue and sell to BCPI and BCPI has agreed to purchase by way of private placement, 50,000,000 Common Shares at a purchase price of C$0.85 per Common Share (the “BCPI Private Placement”);

(b)	BCPI has agreed to provide a US$80 million project debt facility (the “BCPI Project Debt Facility”); and

(c)	BCPI will have a right to buy an agreed portion of the lithium carbonate production from the Cauchari Project (the “BCPI Offtake Entitlement”),

subject to the satisfaction of certain conditions set out therein (collectively, the “BCPI Investment Transaction”).

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

BCPI is a wholly-owned subsidiary of The Bangchak Petroleum Public Company Limited (“BCP”), a global emerging leader in the green energy industry. BCP is headquartered in Bangkok, Thailand and is publicly listed on the Stock Exchange of Thailand. Its core business, petroleum refining, spans procurement of crude oil from domestic and overseas sources and refining it into various standard products. BCPI’s strategy is to grow its green energy business, including solar power and biofuel production and distribution, and create value for investors in a manner that enhances national energy security and promotes social and environmental stewardship.

The following description of certain provisions of the BCPI Investment Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the BCPI Investment Agreement which is available under LAC’s issuer profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

BCPI Private Placement

BCPI has agreed, subject to the satisfaction of certain conditions set out in the BCPI Investment Agreement, to purchase 50,000,000 Common Shares at a price of C$0.85 per Common Share for aggregate gross proceeds of C$42,500,000. The issue price of C$0.85 per Common Share represents a 8.1% discount to the market price of the Common Shares on January 19, 2017 (the date of the BCPI Investment Agreement).

Following the close of BCPI Investment Transaction and assuming completion of the Ganfeng Investment Transaction, BCPI is expected to own approximately 70,300,000 Common Shares, representing approximately 16.39% of the issued and outstanding Common Shares (on a non-diluted basis).

BCPI Project Debt Facility

LAC and BCPI have also agreed to the terms by which BCPI, or its affiliate which is wholly-owned by BCP, will provide, subject to the satisfaction of certain conditions set out in the BCPI Investment Agreement, the BCPI Project Debt Facility of up to US$80 million, which will be used to fund a portion of the construction costs for an initial stage of development at the Cauchari Project (“Stage 1”).

The BCPI Project Debt Facility will have a six-year term, and will carry an 8.0% interest rate for the first three years, 8.5% in year four, 9.0% in year five and 9.5% in year six. The BCPI Project Debt Facility will become available on the closing of the BCPI Investment Transaction (“BCPI Closing Date”) and will be released to LAC in instalments to cover its capital development contributions on the Cauchari Project. The terms contemplate that for the first three years, there will be no obligation to repay principal. LAC will be entitled to repay the loan without penalty at any time after the first year. In connection with the transaction, LAC will grant to BCPI a security interest over a portion of its interest in the Cauchari Project. On the BCPI Closing Date, LAC and BCPI will enter into a definitive agreement for the BCPI Project Debt Facility.

BCPI Offtake Entitlement

LAC and BCPI have also agreed to the terms of the BCPI Offtake Entitlement, whereby BCPI will, subject to the satisfaction of certain conditions set out in the BCPI Investment Agreement, have the right to acquire 15% of LAC’s share of the Stage 1 production from the Cauchari Project for a period of 20 years following the commencement of commercial production. Pricing and payment terms of the BCPI Offtake Entitlement will be the same as that applicable to LAC’s joint venture partner, Sociedad Química

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y Minera de Chile (“SQM”), for its purchase of lithium carbonate production from the Cauchari Project, which is required to be equivalent to market prices and terms. The BCPI Offtake Entitlement will be conditional on making available all required funding instalments under the BCPI Project Debt Facility. On the BCPI Closing Date, LAC and BCPI will enter into a definitive agreement for the BCPI Offtake Entitlement.

It is also agreed that if the expansion on the Cauchari Project is implemented following the successful financing for the capital expenditure thereof and the Project would start to produce a potash-based product, LAC will give BCPI a first right of negotiation for a limited term that would include the grant of 40% of LAC’s entitlement to the potash-based product from such expansion.

Investor Rights Agreement

On the BCPI Closing Date, LAC and BCPI will enter into an investor rights agreement, pursuant to which BCPI will also have the following rights, provided that it continues to hold not less than 15% of the Common Shares:

(a)	the right to add a nominee to the board of directors of LAC (the “Board”);

(b)

anti-dilution rights allowing it to maintain its equity ownership interest in LAC at 16.4%, or such other percentage as determined in accordance with the terms and conditions of the investor rights agreement, until March 31, 2019; and

(c)	a registration right for the sale of its Common Shares.

It is expected that the BCPI nominee to the Board will be appointed to the Board on closing of the BCPI Investment Transaction.

Voting Agreements

All of the directors and executive officers of LAC, along with Geologic Resource Partners LLC, have entered into voting support agreements (the “Voting Agreements”) to vote their Common Shares in favour of the BCPI Private Placement Resolution. There is an aggregate of 52,093,056 Common Shares (representing approximately 16.53% of the issued and outstanding Common Shares) subject to the Voting Agreements. In addition, Ganfeng has agreed to vote their Common Shares in favour of the BCPI Private Placement, and to execute a voting agreement regarding same, however, pursuant to the rules of the TSX, the resolution must exclude votes attached to any Common Shares that Ganfeng purchases pursuant to the Ganfeng Private Placement, which as at February 17, 2017 is 11,250,000 Common Shares.

Conditions to Closing

Completion of the BCPI Investment Transaction is subject to, among other things: TSX approval; shareholder approval of the BCPI Private Placement; completion of definitive agreements for the BCPI Project Debt Facility and BCPI Offtake Entitlement; closing of the Ganfeng Investment Transaction, (with such transaction having material terms which are no more favourable than the material terms of the BCPI Investment Transaction); and other customary closing conditions.

Termination

The BCPI Investment Agreement may be terminated: by mutual agreement; by BCPI if one of the closing conditions in favour of BCPI cannot be satisfied by the requisite time; by BCPI if a breach of any

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representation or warranty or a failure to perform any covenant or agreement on the part of LAC in the BCPI Investment Agreement has occurred that has caused any of the closing conditions in favour of BCPI not to be satisfied, and such conditions are incapable of being satisfied by April 15, 2107 (or such later date as agreed to by LAC and BCPI) (the “BCPI Completion Deadline”); and automatically if the BCPI Closing Date has not occurred on or before the BCPI Completion Deadline.

Ganfeng Investment Agreement

On January 17, 2017, LAC and GFL International Co., Ltd. (“Ganfeng”) entered into an investment agreement (as amended by an amendment agreement dated as of January 19, 2017, the “Ganfeng Investment Agreement”) for funding to advance the construction of the Cauchari Project. Pursuant to the terms thereof:

(a)

LAC has agreed to issue and sell to Ganfeng and Ganfeng has agreed to purchase by way of private placement, 75,000,000 Common Shares at a purchase price of C$0.85 per Common Share (the “Ganfeng Private Placement” and together with the BCPI Private Placement, the “Private Placements”);

(b)	has agreed to provide a US$125 million project debt facility (the “Ganfeng Project Debt Facility”); and

(c)	will have a right to buy an agreed portion of the lithium carbonate production from the Cauchari Project (the “Ganfeng Offtake Entitlement”),

subject to the satisfaction of certain conditions set out therein (collectively, the “Ganfeng Investment Transaction”).

Ganfeng is a subsidiary of, Ganfeng Lithium Co. Ltd. (GFL), one of the world’s leading Lithium manufacturers, established in China in 2000 and listed on the Shenzhen Stock Exchange since 2010.

The following description of certain provisions of the Ganfeng Investment Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Ganfeng Investment Agreement which is available under LAC’s issuer profile on SEDAR at www.sedar.com.

Ganfeng Private Placement

Ganfeng has agreed, subject to the satisfaction of certain conditions set out in the Ganfeng Investment Agreement, to purchase 75,000,000 Common Shares at a price of C$0.85 per Common Share for aggregate gross proceeds of C$63,750,000. The Ganfeng Private Placement is divided into two tranches, with an initial equity installment which closed on January 26, 2017, pursuant to which Ganfeng purchased 11,250,000 Common Shares (approximately C$9.6 million), and with the balance to be issued on, and subject to the terms and conditions of, the closing of the Ganfeng Investment Transaction (“Ganfeng Closing Date”). The issue price of C$0.85 per Common Share represents a 1.7% discount to the market price of the Common Shares on January 17, 2017 (the date of the Ganfeng Investment Agreement).

Following the closing of the Ganfeng Investment Transaction and assuming completion of the BCPI Investment Transaction, Ganfeng is expected to own 75,000,000 Common Shares, representing approximately 17.49% of the issued and outstanding Common Shares (on a non-diluted basis).

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

Ganfeng Project Debt Facility

LAC and Ganfeng have also agreed to the terms by which Ganfeng will provide, subject to the satisfaction of certain conditions set out in the Ganfeng Investment Agreement, the Ganfeng Project Debt Facility of up to US$125 million, which will be used to fund a portion of the construction costs for Stage 1.

The Ganfeng Project Debt Facility will have a six-year term, and will carry an 8.0% interest rate for the first three years, 8.5% in year four, 9.0% in year five and 9.5% in year six. The Ganfeng Project Debt Facility will become available on the Ganfeng Closing Date and will be released to LAC in instalments to cover its capital development contributions on the Cauchari Project. The terms contemplate that for the first three years, there will be no obligation to repay principal. LAC will be entitled to repay the loan without penalty at any time after the first year. In connection with the transaction LAC will grant to Ganfeng a security interest over a portion of its interest in the Cauchari Project. On the Ganfeng Closing Date, LAC and Ganfeng will enter into a definitive agreement for the Ganfeng Project Debt Facility.

Ganfeng Offtake Entitlement

LAC and Ganfeng have also agreed to the terms of the Ganfeng Offtake Entitlement, whereby Ganfeng will, subject to the satisfaction of certain conditions set out in the Ganfeng Investment Agreement, have the right to acquire 80% (amended from 70%, subject to completion of the BCPI Investment Transaction) of LAC’s share of the Stage 1 production from the Cauchari Project for a period of 20 years following the commencement of commercial production. In connection with the execution of the BCPI Investment Agreement, the Company agreed to amend the terms of the Ganfeng Investment Agreement, such that, subject to completion of BCPI Investment Transaction, the Ganfeng Offtake Entitlement will be increased from 70% to 80% of LAC’s share of Stage I production from the Cauchari Project and Ganfeng agreed to vote in favour of the BCPI Private Placement. Pricing and payment terms of the Ganfeng Offtake Entitlement will be the same as that applicable to SQM for its purchase of lithium carbonate production from the Cauchari Project, which is required to be equivalent to market prices and terms. The Ganfeng Offtake Entitlement will be conditional on satisfying all funding installments under the Ganfeng Project Debt Facility. On the Ganfeng Closing Date, LAC and Ganfeng will enter into a definitive agreement for the Ganfeng Offtake Entitlement.

Investor Rights Agreement

On the Ganfeng Closing Date, LAC and Ganfeng will enter into an investor rights agreement, pursuant to which Ganfeng will also have the following rights, provided that it continues to hold not less than 15% of the Common Shares:

(a)	the right to add a nominee to the Board;

(b)

anti-dilution rights allowing it to maintain its equity ownership interest in LAC at 17.5% (amended from 19.9%, subject to completion of the BCPI Investment Transaction), or such other percentage as determined in accordance with the terms and conditions of the investor rights agreement, until March 31, 2019; and

(c)	a registration right for the sale of its Common Shares.

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

Reason for Shareholder Approval

In connection with the BCPI Investment Transaction, LAC expects to issue 50,000,000 Common Shares. When combined with the number of Common Shares issuable pursuant the Ganfeng Investment Transaction, an aggregate of 125,000,000 Common Shares are issuable, representing approximately 41.14% of the issued and outstanding Common Shares (excluding the 11,250,000 Common Shares acquired by Ganfeng on January 26, 2017). Pursuant to the listing rules of the TSX, a listed company is generally required to obtain shareholder approval in connection with a private placement where the number of securities issuable exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction.

As a result, in order for LAC to obtain TSX approval of the BCPI Private Placement, the transaction must be approved by a majority vote of the Common Shares. The TSX has mandated that the resolution must exclude votes attached to any Common Shares that Ganfeng purchases pursuant to the Ganfeng Private Placement, which as at February 17, 2017 is 11,250,000 Common Shares. However, LAC is not required to exclude votes attached to Common Shares that BCPI purchased prior to entering into the BCPI Investment Agreement.

All of the Company’s directors and executive officers and Geologic Resource Partners LLC holding, in the aggregate, 16.53% of the issued and outstanding Common Shares, have entered into Voting Agreements to vote their Common Shares in favour of the BCPI Private Placement Resolution.

Recommendation of the Board

The Board has unanimously determined that the BCPI Private Placement is in the best interests of LAC and recommends that shareholders vote FOR the BCPI Private Placement Resolution to be considered at the Meeting, the full text of which is set forth below.

Reasons for the Board Recommendation

The BCPI Private Placement was negotiated shortly after the Company negotiated the Ganfeng Investment Transaction, which, together with the BCPI Investment Transaction, will, upon completion of both transactions, provide the Company with financing of approximately C$375,000,000 in the aggregate. The Board and management of the Company believe that the completion of these transactions will be transformative for the Company, as it provides the foundation to fully transition LAC to the development and operational stage as an enterprise. The Board also believes that the terms of the transactions, including the BCPI Private Placement, are extremely compelling and will provide tremendous value to the Company and its shareholders. Set forth below are highlights of some of the benefits of the transactions:

•	The transactions will provide the financial strength for the Company to immediately initiate development of the Cauchari Project;

•	The transactions are expected to satisfy substantially all of LAC’s financial obligations for the development of stage one of the Cauchari Project, and thereby removes financing risk from the Company;

•	The shares to be issued in the transactions are at a modest discount to market price on the date of the agreements, respectively;

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

•	The transactions, in the aggregate, represent minimal dilution to the shareholders as a majority of the financing is provided as debt instead of equity; and

•

The transactions include the allocation of substantially all of LAC’s 50% share of off-take from Stage 1 of the Cauchari Project at sale prices equal full market rates, which creates the prospect of a secure revenue stream from future operations.

This discussion of the factors described above is not intended to be exhaustive.

BCPI Private Placement Resolution

At the Meeting, shareholders are being asked to consider, and if deemed advisable, to pass, with or without variation, an ordinary resolution approving the BCPI Private Placement, the full text of which is set forth below (the “BCPI Private Placement Resolution”). The BCPI Private Placement Resolution must be approved by a majority of the votes cast (excluding 11,250,000 Common Shares held by Ganfeng and its affiliates), either in person or by proxy at the Meeting. Unless otherwise indicated, the persons named in the accompanying form of proxy intend to vote FOR the BCPI Private Placement Resolution.

“BE IT RESOLVED THAT:

1.

Lithium Americas Corp. (the “Company”) is hereby authorized to issue 50,000,000 common shares in the capital of the Company (the “Common Shares”) on a private placement basis pursuant to the terms of an investment agreement with BCP Innovation Pte Ltd., all as more particularly described in the management information circular dated February 17, 2017.

2.

Notwithstanding that this resolution has been duly passed by the holders of the Common Shares, the directors of the Company are hereby authorized and empowered, if they decide not to proceed with the aforementioned resolution, to revoke this resolution at any time prior to giving effect thereto, without further notice to or approval of the shareholders of the Company.

3.

The directors and officers of the Company or any one or more of them be and they are hereby authorized and directed to perform such acts and deeds and things and execute all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table sets forth securities of the Company that are authorized for issuance under equity compensation plans as at the end of the Company’s financial year ended December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans	19,352,696	$0.4139	10,833,897

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

approved by the securityholders
Equity compensation plans not approved by the securityholders	N/A	N/A	N/A
Total	19,352,696	$0.4139	10,833,897

Note:

(1)

As at February 17, 2017, the aggregate number of Common Shares that may be reserved for issuance under LAC’s stock option plan (including its previous plan) is 31,506,310 (representing 10% of the issued and outstanding Common Shares as at February 17, 2017), with a balance of 12,840,102 Common Shares available for future grants under LAC’s stock option plan.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers, employees of the Company or its subsidiaries, or their respective associates or affiliates, are or have been indebted to the Company or its subsidiaries since the beginning of the last completed financial year of the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of the Company at any time since the beginning of the Company’s last completed financial year, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, except as disclosed in this Circular.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as set out herein, no person who has been a director or executive officer of the Company, nor any person or company who beneficially owns, directly or indirectly, or who exercises control or direction over (or a combination of both) more than 10% of the issued and outstanding Common Shares, nor any associate or affiliate of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the beginning of the Company’s last completed financial year or proposed transaction which has materially affected or would materially affect the Company or its subsidiaries.

On December 15, 2015 the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) with Geologic Resource Partners LLC (“Geologic”) whereby Geologic agreed to advance a US$5,000,000 line of credit (the “Line of Credit”) to the Company with an interest rate of 1.25% per month, payable monthly in arrears. Upon execution, the Company paid a US$75,000 execution fee. Concurrent with execution of the Line of Credit Agreement, Geologic assigned a beneficial interest in an aggregate US$750,000 principal amount of the Line of Credit to John Kanellitsas, President and Director of the Company and Greenbrook Capital Partners Inc., a company wholly owned by Thomas Hodgson, the CEO and Director of the Company. The Company could draw down on the Line of Credit from time to time in increments of US$100,000, with each draw down subject to a fee of 1.25% of the amount drawn down. Any amounts disbursed, once repaid, would no longer be available for draw down. The Line of Credit also had a standby fee equal to 1.5% of any undrawn amount, payable annually. The Company did not draw down any funds under this facility, did not incur any additional fees and cancelled the Line of Credit on April 2, 2016, with no further obligations outstanding.

The information contained in this Circular is important and requires your immediate attention. If you have any questions or need assistance with voting, please call Laurel Hill Advisory Group at 1-877-452-7184 toll-free in North America, collect at 416-304-0211 outside of North America or email assistance@laurelhill.com.

On March 28, 2016, the Company and SQM signed a definitive agreement to enter into a 50/50 joint venture (the “Joint Venture”) on the Cauchari Project, and the Joint Venture entered into a purchase option agreement (“Option Agreement”) with Grupo Minero Los Boros (“Los Boros”), a company controlled by the family of Franco Mignacco, Director of the Company and President of Minera Exar S.A., and of which Franco Mignacco is Vice-President, for the transfer of title to the Joint Venture for certain mining properties that comprised a portion of the Cauchari Project. Under the terms of the Option Agreement, the Joint Venture paid US$100,000 upon signing and has a right to exercise the purchase option at any time within 30 months for total consideration of US$12,000,000 to be paid in sixty quarterly instalments of US$200,000. The first installment becomes due upon occurrence of one of the following two conditions, whichever comes first: the third year of the purchase option exercise date or the beginning of commercial exploitation with a minimum production of 20,000 tons of lithium carbonate equivalent. As security for the transfer of title for the mining properties under the Option Agreement, Los Boros granted to the Joint Venture a mortgage for US$12,000,000.

APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, Chartered Professional Accountants, were appointed as the auditors of the Company on August 18, 2015.

ADDITIONAL INFORMATION

Copies of the Company’s annual information form, annual financial statements and management discussion and analysis for its most recently completed financial year filed pursuant to applicable Canadian securities laws are available through the SEDAR at www.sedar.com. Information concerning the Company may be obtained by any shareholder free of charge by contacting the Company at 778-656-5820.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the board of directors of the Company.

DATED at Vancouver, British Columbia, the 17th day of February, 2017.

ON BEHALF OF THE BOARD

“Thomas Hodgson”

Thomas Hodgson

Chief Executive Officer and Director

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VOTE YOUR SHARES TODAY

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